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                     June 26, 2023

       Joy Yi Hua
       Chief Executive Officer
       Acri Capital Acquisition Corp
       13284 Pond Springs Road, Suite 405
       Austin, Texas 78729

                                                        Re: Acri Capital
Acquisition Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-41415

       Dear Joy Yi Hua:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Arila E. Zhou, Esq.